                                                                     EXHIBIT 2.4

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                          UNITED STATIONERS SUPPLY CO.

                                       AND

                             CORPORATE EXPRESS, INC.

                                       AND

                   CORPORATE EXPRESS CALLCENTER SERVICES, INC.



                            Dated as of July 1, 2000


                                TABLE OF CONTENTS

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SECTION                                                                                               PAGE
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                                                        ARTICLE I

                                               SALE AND PURCHASE OF SHARES

1.1  Sale and Purchase of Shares........................................................................1

                                                       ARTICLE II

                                               PURCHASE PRICE AND PAYMENT

2.1  Amount of Purchase Price...........................................................................2
2.2  Payment of Price...................................................................................2
2.3  Determination of Purchase Price Adjustment.........................................................2

                                                       ARTICLE III

                                                 CLOSING AND TERMINATION

3.1  Closing Date.......................................................................................3

                                                       ARTICLE IV

                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1  Organization and Good Standing.....................................................................3
4.2  Authorization of Agreement.........................................................................4
4.3  Capitalization.....................................................................................4
4.4  No Subsidiaries....................................................................................5
4.5  Corporate Records..................................................................................5
4.6  Conflicts; Consents of Third Parties...............................................................5
4.7  Ownership and Transfer of Shares...................................................................6
4.8  Interim Financial Statements  .....................................................................6
4.9  No Undisclosed Liabilities.........................................................................6
4.10  Absence of Certain Developments...................................................................6
4.11  Taxes.............................................................................................8
4.12  Real Property....................................................................................10
4.13  Tangible Personal Property.......................................................................11
4.14  Intangible Property..............................................................................12
4.15  Contracts........................................................................................13
4.16  Employee Benefits................................................................................14
4.17  Labor............................................................................................16

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4.18  Litigation.......................................................................................17
4.19  Compliance with Laws; Permits....................................................................17
4.20  Environmental Matters............................................................................17
4.21  Insurance........................................................................................18
4.22  Receivables; Payables............................................................................18
4.23  Related Party Transactions.......................................................................18
4.24  Customers  ......................................................................................19
4.25  Banks............................................................................................19
4.26  No Misrepresentation.............................................................................19
4.27  Financial Advisors...............................................................................19

                                                        ARTICLE V

                                       REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1  Organization and Good Standing....................................................................19
5.2  Authorization of Agreement........................................................................20
5.3  Conflicts; Consents of Third Parties..............................................................20
5.4  Litigation........................................................................................20
5.5 Financial Advisors.................................................................................21

                                                       ARTICLE VI

                                                        COVENANTS

6.1  Consents..........................................................................................21
6.2 Other Actions......................................................................................21
6.3  No Solicitation...................................................................................21
6.4  Preservation of Records...........................................................................22
6.5  Publicity.........................................................................................22
6.6  Repayment/Forgiveness of Loans....................................................................22
6.7  Use of Name.......................................................................................23
6.8  Environmental Matters.............................................................................23
6.9  Employees & Employee Benefits.....................................................................23
6.10  Bonus Payment....................................................................................24
6.11  Grant Repayment..................................................................................24


                                                       ARTICLE VII

                                                DOCUMENTS TO BE DELIVERED

7.1  Documents to be Delivered by the Seller...........................................................25
7.2.  Documents to be Delivered by the Purchaser.......................................................25

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                                                      ARTICLE VIII

                                                DOCUMENTS TO BE DELIVERED

8.1  Non-Tax Indemnification...........................................................................26
8.2  Limitations on Indemnification for Breaches of Representations and Warranties.....................27
8.3  Non-Tax Indemnification Procedures................................................................27
8.4  Tax Matters.......................................................................................28
8.5  Tax Treatment of Indemnity Payments...............................................................34


                                                       ARTICLE IX

                                                      MISCELLANEOUS

9.1  Payment of Sales, Use or Similar Taxes............................................................34
9.2  Survival of Representations and Warranties........................................................34
9.3  Expenses..........................................................................................34
9.4  Dispute Resolution................................................................................34
9.5  Specific Performance..............................................................................35
9.6  Further Assurances................................................................................35
9.7  Submission to Jurisdiction; Consent to Service of Process.........................................36
9.8  Entire Agreement; Amendments and Waivers..........................................................36
9.9  Governing Law.....................................................................................36
9.10  Table of Contents and Headings...................................................................36
9.11  Notices..........................................................................................36
9.12  Severability.....................................................................................37
9.13  Binding Effect; Assignment.......................................................................37
9.14  Certain Definitions..............................................................................37

                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT, dated as of July 1, 2000 (the "Agreement"), among UNITED STATIONERS SUPPLY CO., an Illinois corporation existing under the laws of Illinois (the "Purchaser"), and CORPORATE EXPRESS, INC. a Colorado corporation existing under the laws of Colorado (the "Seller")and CORPORATE EXPRESS CALLCENTER SERVICES, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Seller owns an aggregate of 10 shares of common stock, $1.00 par value (the "Shares"), which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

                  WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

                  WHEREAS, certain terms used in this Agreement are defined in
Section 10.1;

                  WHEREAS, Buyer and Seller agree to make a joint 338(h)(10) election and file federal form 8023 within the time period prescribed by law;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   Article I

                           SALE AND PURCHASE OF SHARES

                  1.1 SALE AND PURCHASE OF SHARES. On the CLOSING DATE (HEREINAFTER DEFINED) the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares. The purchase and sale of the Shares pursuant to this Agreement shall be effective as of 12:01 am on July 1, 2000 (the "EFFECTIVE TIME").

                                   Article II

                           PURCHASE PRICE AND PAYMENT

                  2.1 AMOUNT OF PURCHASE PRICE. The purchase price for the Shares shall be an amount equal to $11,300,000 (the "PURCHASE PRICE").

                  2.2 PAYMENT OF PURCHASE PRICE. On the CLOSING DATE, the Purchaser shall pay the Purchase Price to Seller, which shall be paid by the delivery to Seller by wire transfer of immediately available funds into an account designated by the Seller.

                  2.3 DETERMINATION OF PURCHASE PRICE ADJUSTMENT.

                  (a) Within 15 days following the CLOSING DATE, the Seller shall prepare and deliver to the Purchaser a balance sheet of Company as at the close of business on June 30, 2000 (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be based upon the books and records of Company, shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, except as described on SCHEDULE 2.3(a) and shall present fairly the financial position of Company as at June 30, 2000. PURCHASE PRICE ADJUSTMENT shall be the difference between the Tangible Book Value ("TANGIBLE BOOK VALUE") on the Closing Balance Sheet and $7.6 million, less $652,000.
SCHEDULE 2.3(a) contains a description of certain accounting adjustments to be made (or not made as the case may be) in preparation of the Closing Balance Sheet. Notwithstanding the fact that the Closing Balance Sheet shall show intercompany loans payable by Company to Seller, such intercompany loans shall be forgiven by Seller and therefore will not be included in calculating Tangible Book Value.

                  (b) The Purchaser and Purchaser's regular independent public accountants, Ernst & Young LLP ("Purchaser's Accountants"), shall have the opportunity to examine the work papers, schedules and other documents prepared or reviewed by Seller in connection with the preparation of the CLOSING BALANCE SHEET and of the Purchase Price Adjustment referred to in subparagraph (a) hereof and consult with those individuals involved in the preparation of the CLOSING BALANCE SHEET. The Purchaser shall have a period of forty (40) days after delivery of the CLOSING BALANCE SHEET and the Purchase Price Adjustment to present in writing to Seller any objections the Purchaser may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 40-day period, the CLOSING BALANCE SHEET and the determination of PURCHASE PRICE ADJUSTMENT shall be deemed accepted and approved by the Purchaser and by the Seller and payment to either the Seller or Purchaser, as the case may be, shall be made no later than the fifth (5th) business day following the expiration of such 40-day period.

                  If the Purchaser shall raise any objections within the aforesaid 40-day period, Seller and Purchaser shall attempt to resolve the matter or matters in dispute. If such dispute cannot be resolved by the Purchaser and the Seller within forty (40) days after the delivery of the CLOSING BALANCE SHEET and the Purchase Price Adjustment, then the specific matter in dispute shall be submitted to Deloitte & Touche, or, if such firm declines to act in such capacity, such other firm of independent public accountants mutually acceptable to the Purchaser and the Seller, which firm shall make a final and binding determination as to such matter or matters within sixty (60) days of their receipt thereof. Deloitte & Touche shall send its written determination as to the correct PURCHASE PRICE ADJUSTMENT to the Purchaser and the Seller. Payment to either the Seller or Purchaser, as the case may be shall then take place no later than five (5) business days following the receipt of such document by the Purchaser and the Seller by wire transfer of immediately available funds to an account designated by the recipient.

                The parties agree to cooperate with each other and each other's authorized representatives and with Deloitte & Touche in order that any and all matters in dispute shall be resolved as soon as practicable and that a final determination of the PURCHASE PRICE ADJUSTMENT shall be made. The determination of Deloitte & Touche shall be binding upon the parties.

                  (c) PURCHASE PRICE ADJUSTMENT will not be subject to the Deductible in Section 8.2(a).

                  (d) The fees and expenses of Deloitte & Touche, or any other accounting firm selected by the Purchaser and the Seller to resolve disputes pursuant to subparagraph (b) above shall be paid one-half by the Purchaser and one-half by the Seller.

                                  Article III

                                     CLOSING

                  3.1 CLOSING DATE.

                  (a) The closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 12:01 a.m. on July 1, 2000, or on such other date as the Seller and the Purchaser may designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "CLOSING DATE."

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller hereby represents and warrants to the Purchaser that:

                  4.1 ORGANIZATION AND GOOD STANDING.

                  Each of the Company and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to have such qualification would not have a Material Adverse Effect.

                  4.2 AUTHORIZATION OF AGREEMENT. The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  4.3 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 3,000 shares of Common Stock, $1.00 par value, (the "Common Stock"). 10 Shares represent all of the issued and outstanding Shares of Common Stock which were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights.

                  (b) There is no existing option, warrant, call, right, commitment or other agreement of any character to which the Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Seller nor the Company is a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company. The Company has no voting indebtedness. The Company has no stock appreciation or other rights payable based upon an increase in the value of its equity.

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

                  4.4 NO SUBSIDIARIES. The Company does not, directly or indirectly, own any stock or other equity interest in any other Person.

                  4.5 CORPORATE RECORDS.

                  (a) The Seller has delivered to the Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company.

                  (b) The minute books of the Company previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

                  4.6 CONFLICTS; CONSENTS OF THIRD PARTIES. Except as set forth on Schedule 4.6:

                  (a) Neither the execution and delivery by the Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of the Company or Seller; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or Seller is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any GOVERNMENTAL BODY or authority by which the Company or Seller is bound; or
(iv) result in the creation of any LIEN upon the properties or assets of the Company except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or GOVERNMENTAL BODY is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller or the Company, as the case may be, with any of the provisions hereof or thereof including Purchaser's rights under this Agreement (e.g., without limitation, no assignment necessary for the 169 South Main Street, Wilkes-Barre Lease Agreement with the Redevelopment Authority for the City of Wilkes-Barre)

                  (c) All grants, loans or similar financial obligations of the Company to any federal, state or local government entity are set forth on
SCHEDULE 4.6(C) ("Grants"). Seller has complied with and fulfilled all requirements under the Grants, except for the 1000 full time employment job provisions of the Wilkes-Barre Equipment Grant.

                  4.7 OWNERSHIP AND TRANSFER OF SHARES. Except as set forth on Schedule 4.7, the Seller is the record and beneficial owner of the Shares, free and clear of any and all LIENS. The Seller has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all LIENS.

                  4.8 INTERIM FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser copies of the unaudited balance sheet of the Company as at May 31, 2000 and the related statement of income of the Company for the 5 month period then ended (such statements are referred to herein as the "INTERIM FINANCIAL STATEMENTS"). Except as described on SCHEDULE 4.8, or as set forth on SCHEDULE 2.3, each of the INTERIM FINANCIAL STATEMENTS is, and the CLOSING BALANCE SHEET when delivered will be, complete and correct in all material respects, has been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof and presents fairly the financial position and results of operations of the Company as at the dates and for the periods indicated.

                  4.9 NO UNDISCLOSED LIABILITIES. The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the INTERIM FINANCIAL STATEMENTS or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the INTERIM FINANCIAL STATEMENTS or was not incurred in the ordinary course of business consistent with past practice, except as set forth on SCHEDULE 2.3.

                  4.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as expressly contemplated by this Agreement or as set forth on SCHEDULE 4.10, since December 31, 1999:

                  (i) there has not been any MATERIAL ADVERSE CHANGE nor has there occurred any event which is reasonably likely to result in a MATERIAL ADVERSE CHANGE;

                  (ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

                  (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Seller or the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

                  (iv) the Company has not awarded or paid any bonuses to employees of the Company, except to the extent accrued on the INTERIM FINANCIAL STATEMENTS or already paid out, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company) ;

                  (v) there has not been any change by the Company in accounting or tax reporting principles, methods or policies, except as set forth on
SCHEDULE 2.3 or SCHEDULE 4.8;

                  (vi) the Company has not entered into any transaction or CONTRACT or conducted its business other than in the ordinary course consistent with past practice;

                  (vii) the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings and properly reflected in the Company's books and records;

                  (viii) the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any AFFILIATE of the Seller except in accordance with the past practices and in the ordinary course of business;

                  (ix) the Company has not mortgaged, pledged or subjected to any LIEN any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ORDINARY course of business consistent with past practice;

                  (x) the Company has not discharged or satisfied any LIEN, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

                  (xi) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any CONTRACT or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

                  (xii) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $250,000 in the aggregate;

                  (xiii) the Company has not instituted or settled any material Legal Proceeding;

                  (xiv) the Company has collected accounts receivable in the ordinary course consistent with past practices; and

                  (xv) neither the Seller nor the Company has agreed to do anything set forth in this Section 4.10.

                  4.11 TAXES.

                  (a) Except as set forth on SCHEDULE 4.11, (A) all TAX RETURNS required to be filed by or on behalf of the Company or any AFFILIATED Group of which the Company is or was a member have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such TAX RETURNS are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such TAX RETURNS were true, complete and correct in all material respects; (B) all amounts shown on such TAX RETURNS (including interest and penalties) as due from the Company either directly, as part of the consolidated TAX RETURN of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for TAXES have been provided in the INTERIM FINANCIAL STATEMENTS with respect to any period for which TAX RETURNS have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of TAXES (including, but not limited to, any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of the Company and no power of attorney with respect to any Tax matter is currently in force.

                  (b) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of TAXES and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                  (c) Purchaser has received complete copies of (A) all federal, state, local and foreign income or franchise TAX RETURNS of the Company (or, in the case of TAX RETURNS filed for an AFFILIATED Group, the portion of such consolidated TAX RETURNS relating to the Company) relating to the taxable periods within the last three years and (B) any audit report issued within the last three years relating to TAXES due from or with respect to the Company its income, assets or operations. All income and franchise TAX RETURNS filed by or on behalf of the Company for the taxable years ended on the respective dates set forth on SCHEDULE 4.11 have been examined by the relevant taxing authority or the statute of limitations with respect to such TAX RETURNS has expired.

                  (d) SCHEDULE 4.11 lists all material types of TAXES paid and material types of TAX RETURNS filed by or on behalf of the Company and indicates those TAXES with respect to which the Company is or has been a member of an AFFILIATED Group. Except as set forth on SCHEDULE 4.11, no claim has been made by a taxing authority in a jurisdiction where the Company does not file TAX RETURNs such that it is or may be subject to taxation by that jurisdiction.

                  (e) Except as set forth on SCHEDULE 4.11, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the TAX RETURNS of or covering or including Seller or the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Seller or the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

                  (f) Except as set forth on SCHEDULE 4.11, neither the Company nor any other Person (including Seller) on behalf of the Company has
(A) filed a consent pursuant to Section 341(f) of the CODE or agreed to have
Section 341(f)(2) of the CODE apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the CODE) owned by the Company, (B) agreed to or is required to make any adjustments pursuant to
Section 481(a) of the CODE or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company,
(C) executed or entered into a closing agreement pursuant to Section 7121 of the CODE or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company, or (D) requested any extension of time within which to file any TAX RETURN, which TAX RETURN has since not been filed.

                  (g) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue CODE of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the CODE or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the CODE.

                  (h) The Seller is not a foreign person within the meaning of Section 1445 of the CODE.

                  (i) On the Closing Date, Seller shall cause the termination and cancellation of any duties and obligations of the Company under any tax sharing, tax allocation, tax indemnity or other similar agreement and shall cause the Release of the Company from any liabilities with respect to any such Agreement.

                  (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer, the AFFILIATES or their respective AFFILIATES by reason of Section 280G of the CODE, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the CODE.

                  (k) The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

                  (l) There are no LIENS as a result of any unpaid TAXES upon any of the assets of the Company.

                  (m) Except as set forth on SCHEDULE 4.11, the Company has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the CODE.

                  4.12 REAL PROPERTY.

                  (a) SCHEDULE 4.12(A) sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased by the Company (individually, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "COMPANY PROPERTY" and collectively as the "Company Properties") as lessee or lessor. The Company has good and marketable fee title to all Owned Property, free and clear of all LIENS of any nature whatsoever except (A) LIENS set forth on SCHEDULE 4.12(A) and (B) Permitted Exceptions. The COMPANY PROPERTY constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases. All of the COMPANY PROPERTY, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear). The Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

                  (b) The Company has all material certificates of occupancy and Permits of any GOVERNMENTAL BODY necessary or useful for the current use and operation of each COMPANY PROPERTY, and the Company has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit. No material Permit will be void or terminable nor will any term thereof be shortened, as a result of the change of control of the Company.

                  (c) There does not exist any actual or, to the best knowledge of the Company and Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any COMPANY PROPERTY or any part thereof, and neither the Seller nor the Company has received any notice, oral or written, of the intention of any GOVERNMENTAL BODY or other Person to take or use all or any part thereof.

                  (d) Neither the Seller nor the Company has received any written notice from any insurance company that has issued a policy with respect to any COMPANY PROPERTY requiring performance of any structural or other repairs or alterations to such COMPANY PROPERTY.

                  (e) The Company is not obligated under or a party to, any option, right of first refusal or other CONTRACTUAL right to purchase, acquire, sell, LEASE, assign or dispose of any real estate or any portion thereof or interest therein.

                  4.13 TANGIBLE PERSONAL PROPERTY.

                  (a) SCHEDULE 4.13(a) sets forth all capital assets of the Company as of June 30, 2000, which assets constitute all capital assets necessary to run the Company.

                  (b) SCHEDULE 4.13(b) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $25,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of the

Personal Property Leases, together with all amendments, modifications or supplements thereto. Except as set forth on SCHEDULE 4.13(c), no Personal Property necessary to operate the Company's business is owned or leased by the Seller. As to those Personal Property Leases set forth on SCHEDULE 4.13(c) Seller represents that it has the authority to provide Purchaser with access to the subject equipment for a period of one year from the date hereof for all leased property and three months for telecommunication services under the MCI agreement.

                  (c) Except as set forth in SCHEDULE 4.13(c), the Company has a valid leasehold interest under each of the Personal Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the best knowledge of the Company and Seller, by any other party thereto, and to Company's and Seller's knowledge no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

                  (d) Except as set forth on SCHEDULE 4.13(d), the Company has good and marketable title to all of the items of tangible personal property reflected in the INTERIM FINANCIAL STATEMENTS (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all LIENS other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

                  (e) All of the items of tangible personal property used by the Company under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The Company's owned and leased personal property constitute all the personal property reasonably necessary for the general operation of the Company's business.

                  4.14 INTANGIBLE PROPERTY.

                  (a) SCHEDULE 4.14(a) contains a complete and correct list of each patent, trademark, trade name, service mark and copyright owned or used by Company as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on SCHEDULE 4.14(a), each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, Liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. There have been no claims made and neither the Seller or the Company has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. The Company possesses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulate and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and the Company has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulate or other proprietary right necessary for the conduct of its business as conducted on the date hereof. The Company is not under any obligation to pay any royalties or similar payments in connection with any license to any the Seller or any AFFILIATE thereof.

                  (b) Except as set forth on SCHEDULE 4.14.(b) the Company has all rights to any Source Code whether developed internally or externally used or needed in the conduct of its business.

                  4.15 CONTRACTS. SCHEDULE 4.15 sets forth all of the following CONTRACTS to which the Company is a party or by which it is bound (collectively, the "CONTRACTS"): (i) CONTRACTs with the Seller or any current officer or director of the Seller or the Company; (ii) CONTRACTs with any labor union or association representing any employee of the Company; (iii) CONTRACTS pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) CONTRACTS for the sale of any of the assets of the Company other than in the ordinary course of business consistent with past practice or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material CONTRACTs containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (vii) CONTRACTs relating to the acquisition by the Company of any operating business or the capital stock of any other person; (viii) CONTRACTS relating to the borrowing of money; or (ix) any other CONTRACTS, other than Real Property Leases, which involve the expenditure or receipt of more than $150,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Purchaser, its AFFILIATES and their representatives true and complete copies of all of the CONTRACTS. Except as disclosed on SCHEDULE 4.15, all CONTRACTS related to the Company are in its name. Except as set forth on SCHEDULE 4.15, all of the CONTRACTS and other agreements are in full force and effect and are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on SCHEDULE 4.15, the Company is not in default in any material respect under any CONTRACTS, nor, to the knowledge of the Company and the Seller, is any other party to any CONTRACT in default thereunder in any material respect.

                  4.16 Employee Benefits.

                  (a) SCHEDULE 4.16(a) sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income

Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained or contributed to by the Company or to which the Company contributes or is obligated to contribute or has any liability thereunder with respect to employees of the Company ("Employee Benefit Plans"). There is no liability which could arise to Purchaser or the Company from any employee benefit plan, as defined in Section 3(3) of ERISA, or any other pension plans or employee benefit arrangements, programs, payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) which the Company or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Company under Section 414(b),(c), (m) or (o) of the CODE ("ERISA Affiliate") maintained or contributed to or with respect to which the Company or an ERISA Affiliate has any liability other than liability to the extent accrued on the Closing Balance Sheet from plans set forth on SCHEDULE 4.16(A) specifically identified as assumed liabilities by the Company ("Assumed LIABILITIES").

         (b) The Company neither has nor would have any withdrawal or other liability (contingent or otherwise) under Title IV of ERISA with respect to any plan subject to 4063 or 4064 of ERISA or multiemployer plan (as defined in Section 4001(a)(3) of ERISA) if the Shares had not been purchased from Seller at the EFFECTIVE TIME in accordance with the terms of this Agreement.

         (c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the CODE ("Qualified Plans") so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the CODE, and, except as disclosed on SCHEDULE 4.16(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the CODE.

         (d) There are no Employee Benefit Plans which are defined benefit plans or money purchase pension plans. All contributions and premiums required by law or by the terms of any Employee Benefit Plans or any agreement or commitment relating thereto have been timely made.

         (e) Except as disclosed on SCHEDULE 4.16(e), the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each employee pension plan subject to Title IV of ERISA maintained, contributed to or with respect to which the Company or any ERISA Affiliate has any liability ("Pension Plan") using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan and would not result in any liability to the Company. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

         (f) There has been no "reportable event" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or Pension Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

         (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

         (h) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to the Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements for the past three years, (D) the most recent Internal Revenue Service determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

         (i) There are no pending LEGAL PROCEEDINGS which have been asserted or instituted against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such LEGAL PROCEEDING.

         (j) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the CLOSING DATE and are disclosed on SCHEDULE 4.16(j).

         (k) The Company and any ERISA Affiliate which maintains a "benefits plan" within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the CODE or Part 6 of Title I of ERISA and the applicable regulations thereunder.

         (l) None of the Seller, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Seller or any ERISA Affiliate during the five-year period ending on the CLOSING DATE.

         (m) Neither the Company nor "party in interest" or "disqualified person" with respect to the Employee Benefit Plans or Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the CODE or Section 406 of ERISA.

         (n) None of the Company, or any ERISA Affiliate has terminated any Employee Benefit Plan or Pension Plan subject to Title IV of ERISA without having first obtained a favorable ruling from the IRS, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

         (o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment becoming due to any employee of Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         (p) No stock or other security issued by Company or any ERISA Affiliate forms a part of the assets of any Employee Benefit Plan or Pension Plan.

                  4.17 LABOR.

                  (a) The Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

                  (b) No employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Company or the Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the best knowledge of the Company or the Seller, threatened by any labor organization or group of employees of the Company.

                  (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of the Seller, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of the Company or the Seller, threatened by or on behalf of any employee or group of employees of the Company.

                  4.18 LITIGATION. Except as set forth in SCHEDULE 4.18, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Seller or the Company, overtly threatened against the Company or the Seller (or to the knowledge of the Seller or the Company, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company), or to which the Seller or the Company is otherwise a party, which, if adversely determined, would have a Material Adverse Effect on the Company or the consummation of the transaction contemplated hereby, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Seller or the Company is there any reasonable basis for any such action, proceeding, or investigation. Neither the Seller nor the Company is subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect on the Company or the consummation of the transaction contemplated hereby and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

                  4.19 COMPLIANCE WITH LAWS; PERMITS.

                  (a) The Company is in compliance with all LAWs applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has all governmental permits and approvals from state, federal or local authorities which are required for the Company to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

                  4.20 ENVIRONMENTAL MATTERS.

                  (a) the operations of the Company are in compliance with all applicable ENVIRONMENTAL LAWS and all permits issued pursuant to ENVIRONMENTAL LAWS or otherwise;

                  (b) the Company has obtained all permits required under all applicable ENVIRONMENTAL LAWS necessary to operate its business;

                  (c) the Company is not the subject of any outstanding written order or CONTRACT with any governmental authority or person respecting (i) ENVIRONMENTAL LAWS, (ii) Remedial Action or (iii) any Release or threatened Release of a HAZARDOUS MATERIAL;

                  (d) the Company has not received any written communication alleging either or both that the Company may be in violation of any ENVIRONMENTAL LAW, or any permit issued pursuant to ENVIRONMENTAL LAW, or may have any liability under any ENVIRONMENTAL LAW;

                  (e) to Seller's AND COMPANY'S knowledge, the Company does not have any current contingent liability in connection with any Release of any HAZARDOUS MATERIALS into the indoor or outdoor environment (whether on-site or off-site);

                  (f) to the Seller's AND COMPANY'S knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or threatened which could lead to the imposition of any liability pursuant to ENVIRONMENTAL LAW;

                  (g) there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

                  (h) the Seller has provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

                  4.21 INSURANCE. Intentionally deleted - no transfer of policies.

                  4.22 RECEIVABLES; PAYABLES.

                  (a) All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The accounts receivable balance of the Company reflected on the INTERIM FINANCIAL STATEMENTS are good and collectible at the aggregate recorded amounts thereof , net of any applicable reserve for returns or doubtful accounts reflected thereon, RESERVES IN RESPECT THEREOF are adequate and were calculated and recorded in a manner consistent with past practice, except as described on
SCHEDULE 2.3, and in accordance with GAAP consistently applied.

                  (b) All accounts payable of the Company reflected in the INTERIM FINANCIAL STATEMENTS and the CLOSING BALANCE SHEET when delivered are or will be the result of bona fide transactions in the ordinary course of business.

                  4.23 RELATED PARTY TRANSACTIONS. Any intercompany loans made to Company will be forgiven by Seller on or prior to Closing to the extent included in the Purchase Price pursuant to Section 2.3; neither the Seller nor any of its AFFILIATES has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Except as set forth in
SCHEDULE 4.23, neither the Seller, the Company, any AFFILIATE of the Company or the Seller nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any CONTRACT with the Company.

                  4.24 CUSTOMERS. SCHEDULE 4.24 sets forth a list of the customers of the Company, during the fiscal year ended December 31, 1999, and year to date May 31, 2000, showing the approximate total sales by the Company to each such customer, during such periods. Except as set forth on SCHEDULE 4.24, since May 31, 2000, there has not been any MATERIAL ADVERSE CHANGE in the business relationship of the Company with any customer listed on SCHEDULE 4.24.

                  4.25 BANKS. SCHEDULE 4.25 contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on SCHEDULE 4.25, no person holds a power of attorney to act on behalf of the Company.

                  4.26 NO MISREPRESENTATION. No representation or warranty of Seller contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by Seller to the Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                  4.27 FINANCIAL ADVISORS. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or the Company in connection with the transactions contemplated by this Agreement for which the Company or Purchaser will be obligated for any fee or commission or like payment in respect thereof.

                                   Article V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           The Purchaser hereby represents and warrants to the Seller that:

                  5.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

                  5.2 AUTHORIZATION OF AGREEMENT. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  5.3 CONFLICTS; CONSENTS OF THIRD PARTIES.

                  (a) Except as set forth on SCHEDULE 5.3 hereto, neither of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole.

                  (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or GOVERNMENTAL BODY is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

                  5.4 LITIGATION. There are no LEGAL PROCEEDINGS pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

                  5.5 FINANCIAL ADVISORS. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement for which the Seller will be obligated any fee or commission or like payment in respect thereof.

                                   ARTICLE VI
                                    COVENANTS

                  6.1 CONSENTS. The Seller shall use its best efforts, and the Purchaser shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.6(b) and Section 4.3 hereof; PROVIDED, HOWEVER, that neither the Seller nor the Purchaser shall be obligated to pay any consideration or make any material concession therefor to any third party from whom consent or approval is requested. Specifically, to the extent licenses for the personal property equipment used in the business of the Company as set forth in SCHEDULE 4.13(c) have not been fully assigned at Closing, Purchaser will be entitled to require Seller to continue to furnish use and service of such equipment for up to one year at Seller's actual cost. Seller shall also provide services under the MCI agreement for up to three months at Seller's actual cost. If Seller is not able to provide Purchaser with access to the personal property equipment or provide the telecommunication services Seller will fully indemnify Purchaser for any costs or damages therewith. Purchaser will promptly reimburse Seller for such equipment and use costs upon presentation of the actual costs.

                  6.2 OTHER ACTIONS. Each of the Seller and the Purchaser shall use its best efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement including but not limited to obtaining the necessary consents set forth on Section 6.1 above.

                  6.3 NO SOLICITATION. The Seller will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Purchaser in writing immediately following the receipt by the Seller, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

                  6.4 PRESERVATION OF RECORDS. Subject to Section 8.4(e) hereof (relating to the preservation of Tax records), the Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of three years from the CLOSING DATE and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller or the Purchaser or any of their AFFILIATES or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or the Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

                  6.5 PUBLICITY. Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser or the Seller lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its reasonable efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

                  6.6 REPAYMENT/FORGIVENESS OF LOANS.

                  (a) On or prior to the CLOSING DATE, all loans or other advances to the COMPANY BY Seller or any of its AFFILIATES listed on Schedule 4.23, including any accrued and unpaid interest thereon, shall be forgiven by Seller or its Affiliates, pursuant to Section 2.3(a).

                  (b) On or prior to Closing all liens on Company Shares and assets resulting from the Agreement between Burhmann N.V., Burhmann U.S., Inc. and Deutsche Bank Securities Inc. shall be released.

                  6.7 USE OF NAME. The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the sole right to the use of the name "Call Center Services" and the Seller shall not, and shall not cause or permit any AFFILIATE to, use such name or any variation or simulation thereof. Purchaser will be allowed to use the Corporate Express CallCenter Services, Inc. for a period not to exceed three months following the closing.

                  6.8 ENVIRONMENTAL MATTERS. Seller shall promptly file all materials required under ENVIRONMENTAL LAWS (including, without limitation, foreign or state property transfer laws), if any, and all requests required for the issuance, transfer or reissuance to Purchaser of Permits necessary to conduct the Seller's business prior to the CLOSING DATE.

                  6.9 EMPLOYEES AND EMPLOYEE BENEFITS

                  (a) Except as provided in Section 6.9(d), prior to the Closing Date, Seller shall cause the Company to cease to participate effective as of 11:59 p.m. June 30, 2000 in each Employee Benefit Plan. Seller shall satisfy or cause ERISA Affiliates to satisfy all liabilities with respect to or pursuant to all Employee Benefit Plans, including all liabilities to employees and former employees of the Company pursuant to Employee Benefit Plans (including without limitation all continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA).

                  (b) Seller shall amend its 401(k) Plan so that all employees of the Company who participate in the 401(k) Plan shall be 100% vested in their accounts under the 401(k) Plan upon the Closing Date. Seller shall cause all salary deferrals and matching and other contributions to the 401(k) Plan with respect to compensation prior to the Closing Date to have been made prior to the Closing Date.

                  (c) As of the Closing Date, Seller shall transfer to Purchaser an amount equal to the account balances of employees of the Company in the
Section 125 Plan and Purchaser shall credit such employees with such account balance under Purchaser's Section 125 Plan for the benefit of the Company's employees until January 1, 2001.

                  (d) Seller shall continue benefit coverage provided under the Corporate Express, a Burhmann Company, Health Plan for employees of the Company and their enrolled dependents and those dependents who otherwise would have become entitled to coverage had the transaction contemplated by this Agreement not occurred, for claims incurred through July 31, 2000. Purchaser shall assume the full cost of properly paid claims for such coverage provided under the Corporate Express, a Burhmann Company, Health Plan with dates of services on or after July 1, 2000 through July 31, 2000 regardless of the length of time of runout needed to receive and process the claims for appropriate benefit. Purchaser shall also pay the cost of the claims administration, managed care, pre-certification/utilization review and network fees for coverage as outlined on Schedule 6.9(d) and billed monthly by CIGNA.

                  (e) Seller or its ERISA Affiliates shall continue benefits under its short-term and long-term disability plans with respect to employees or former employees of the Company who are disabled or within the disability elimination period immediately prior to the Closing Date to the extent that such employees or former employees would have been entitled to such benefits had the transaction contemplated by this Agreement not occurred.

                  (f) For a period of two years commencing on the Closing Date, neither Seller nor any ERISA Affiliate shall take any actions which are calculated to persuade any employee, consultant, representative or agent of the Company to terminate their association with the Company.

                  (g) Seller shall continue benefit coverage under the Corporate Express, a Burhmann Company, Health Plan pursuant to COBRA for former employees of the Company and their dependents to the extent that such individuals were entitled to such coverage prior to the Closing Date.

                  6.10 BONUS PAYMENT CONSIDERATION. The Purchaser will cooperate with the Seller to facilitate the payment of the stay pay and stock option payments described on Schedule 4.10. Specifically, if requested by the Seller, the Purchaser shall receive, or cause the Company to receive the payments for such bonuses and pay the recipients through the Company's payroll system. The Seller shall reimburse the Purchaser or the Company for any actual FICA or other employment or payroll tax imposed on the Purchaser or the Company as a result of the payments. The Purchaser or the Company shall make any required withholdings on such payments and pay such withholdings as required by applicable law. The bonuses or payments are to be paid subject to the employees remaining through certain dates and the Purchaser will cooperate with the Seller to determine whether the relevant employees are employed as of the required payment dates.

                  6.11 GRANT REPAYMENT

                  (a) To the extent that Purchaser is required to make any repayments or payments in connection with the provisions in the Wilkes-Barre Grant Appendix C, Seller will be obligated to pay 50% of any such amount.

                  (b) To the extent any receivable relating to the Maryland Grant is not collected within six months of Closing, Seller will reimburse Purchaser on a dollar for dollar basis after reserve for bad debt on the Closing Balance Sheet is exhausted. This provision is not subject to the Deductible.

                                  Article VII

                            DOCUMENTS TO BE DELIVERED

                  7.1 DOCUMENTS TO BE DELIVERED BY THE SELLER. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

                  (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers attached and all UCC-3's or Lender pay off letters satisfactory to Purchaser;

                  (b) all UCC-3's and Lender pay off letters satisfactory to Purchaser for Salisbury, Maryland property.

                  (c) all UCC-3's and Lender pay off letters satisfactory to Purchaser for leases for personal property set forth in Section 4.13

                  (d) all UCC-3's and Lender pay off letters satisfactory to Purchaser for intangible property set forth on Section 4.14 (a).

                  (e) the opinion of the General Counsel to the Seller, in substantially the form of EXHIBIT A hereto;

                  (f) copies of all consents and waivers referred to in
Section 4.13 and 4.15 hereof;

                  (g) written resignations of each of the directors of the Company;

                  (h) certificates of good standing with respect to the Company issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation;

                  (i) sublease in substantially the form of EXHIBIT B hereto;
and

                  (j) such other documents as the Purchaser shall reasonably request.

                  7.2 DOCUMENTS TO BE DELIVERED BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Seller the following:

                  (a) signed Promissory Note in the form of EXHIBIT C hereto;

                  (b) the opinion of Susan Maloney Meyer, counsel to the Purchaser, in substantially the form of EXHIBIT D hereto; and

                  (c) such other documents as the Sellers shall reasonably request.

                                  Article VIII

                                 INDEMNIFICATION

                  8.1 Non-Tax Indemnification.

                  (a) Subject to Section 8.2 hereof, the Seller hereby agrees to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, AFFILIATES, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

                  (i) any and all liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the CLOSING DATE or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the CLOSING DATE, except to the extent that the same have been fully provided for in the INTERIM FINANCIAL STATEMENTS and the CLOSING BALANCE SHEET or except as expressly stated in SCHEDULE 4.18;

                  (ii) subject to Section 9.2, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

                  (iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

                  (iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "EXPENSES") reasonably incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder, including costs of investigation (collectively, "LOSSES").

                  (b) Subject to Section 8.2(b), Purchaser hereby agrees to indemnify and hold the Seller and its AFFILIATES, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

                  (i) subject to Section 9.2, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

                  (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement; and

                  (iii) any and all EXPENSES reasonably incident to the foregoing.

                  8.2 LIMITATIONS ON INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES BY SELLER.

                  (a) Seller shall not have any liability except for changes to the Closing Balance Sheet required to be made to conform to GAAP, and conform to SCHEDULE 2.3(a), and except for Tax Liabilities under Section 9.1, the Grant Liabilities under Section 4.6(c) and 6.11, the Lease liabilities of Seller under 4.13(c) hereof, unless the aggregate amount of LOSSES and EXPENSES to the indemnified parties arising thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.7 hereof, exceeds $500,000 (the "DEDUCTIBLE") and, in such event, Seller shall be required to pay the entire amount of such LOSSES and EXPENSES which exceed $500,000 (the "MINIMUM"), (and once this Deductible is reached Seller shall be required to pay 100% of all further Losses and Expenses).

                  (b) Purchaser shall have liability under Section 9.1(b) and shall pay the entire amount of such LOSSES AND EXPENSES which exceed $100,000 ("PURCHASERS DEDUCTIBLE"). Except there shall be no Purchasers Deductible in connection with obligations under the Promissory Note or Purchasers payment obligations as described in the Agreement.

                  8.3 NON-TAX INDEMNIFICATION PROCEDURES.

                  (a) In the event that any LEGAL PROCEEDINGS shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof (regardless of the DEDUCTIBLE referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses OR EXPENSES indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) business days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses OR EXPENSES indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the EXPENSES of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; PROVIDED, HOWEVER, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if so requested by the indemnifying party to participate, or in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and PROVIDED, FURTHER, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

                  (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice. The indemnifying party shall not enter into any settlement, the impact of which could be harmful to the ongoing Business of the Company.

                  8.4 TAX MATTERS.

                  (a) TAX INDEMNIFICATION. (i) The Seller agrees to be responsible for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all TAXES that may be imposed upon or assessed against the Company or the assets thereof:

                  (1) with respect to all taxable periods ending on or prior to the CLOSING DATE;

                  (2) with respect to any and all TAXES of the Company for the period allocated to the Seller pursuant to Section 8.4(c)(iv);

                  (3) arising by reason of any breach by the Seller of the representations of any of the representations contained in Section 4.11 hereof;

                  (4) with respect to any and all TAXES arising as a result of the Section 338(h)(10) Election (including but not limited to an election under Section 338(g) of the CODE or similar provision under state, local or foreign law));

                  (5) by reason of being a successor-in-interest or transferee of another entity; and

                  (6) with respect to any and all TAXES of any member of a consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the CLOSING DATE, by reason of the liability of the Company pursuant to Treasury Regulation
         Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

The Seller shall also pay and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants) ("Related Costs") incurred in connection with the TAXES for which the Seller is responsible to indemnify the Purchaser Indemnified Parties pursuant to this Section 8.4(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such TAXES) or the enforcement of this Section 9.4(a).

                  (ii) Purchaser agrees to indemnify and hold harmless the Seller from and against any and all TAXES (A) of the Company with respect to any taxable period of the Company beginning after the CLOSING DATE and (B) attributable to the period allocated to Purchaser pursuant to Section 8.4(c)(iv).

                  (iii) If any indemnification payment under Article 8 (including, without limitation, this Section 8.4(a)(iii) is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any TAXES incurred by reason of the receipt of such payment (taking into account any actual reduction in tax liability to the receiving party) and any Related Costs incurred by the party receiving such payment in connection with such TAXES (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such TAXES). Note for greater clarity that the Deductible in Section
         9.2 does not apply to Tax Liability.

                  (b) 338(H)(10) ELECTION.

                  (i) an election shall be made under section 338(g) and Section 338(h)(10) of the Code with respect to the purchase of the Shares of the Company hereunder by the Purchaser. The Purchase Price will be allocated to the assets transferred using the residual method required by Code section 1060. Both parties will abide by this allocation.

                  (ii) federal form 8023 will be filed within the period prescribed by law.

                  (iii) Seller shall be responsible for any TAXES resulting from built-in gains on the Sale.

                  (iv) The Seller shall, or shall cause its AFFILIATES to, join with Purchaser in making an election under Section 338(h)(10) of the CODE and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder. Such election shall be made by Purchaser in writing no later than 180 days after the CLOSING DATE. In the event Purchaser does not request that the Seller join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 8.4(b) shall not apply.

                  (v) Purchaser shall be responsible for the preparation and filing of all forms and documents required in connection with the
         Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, on or after the CLOSING DATE, Purchaser and the Seller each shall execute two copies of Internal Revenue Service Form 8023 (or successor form). The Seller shall complete the Seller's Statement (Sections F & C of Form 8023) and shall execute (or cause to be executed) and deliver to Purchaser such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least 30 days prior to the date such Section 338(h)(10) Election is required to be filed.

                  (vi) Purchaser and the Seller shall file, and shall cause their AFFILIATES to file, all TAX RETURNS and statements, forms and schedules in connection therewith in a manner consistent with the
         Section 338(h)(10) Election and such valuations and shall take no position contrary thereto unless required to do so by applicable tax laws.

                  (vii) To the extent permitted by state, local or foreign tax laws, the principles and procedures of this Section 8.4(b) shall also apply with respect to a Section 338(h)(10) Election or equivalent or comparable provision under state, local or foreign law, including but not limited to an election under Section 338(g) of the CODE or equivalent or comparable provision under state, local or foreign law. The Seller shall make or cause to be made any election similar to a
         Section 338(h)(10) Election that is optional under any state, local or foreign law, and shall cooperate and join in any election made by the Company or Purchaser or its AFFILIATES to effect such an election so as to treat the sale of the Shares contemplated herein as a sale of assets for state, local and foreign income tax purposes.

                  (c) Preparation of Tax Returns; Payment of TAXES.

                  (i) The Seller shall include the Company, or cause the Company to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income TAX RETURNS of the Seller or its AFFILIATES for the taxable periods of the Company ending on or prior to the CLOSING DATE and (B) where applicable, all other consolidated, combined or unitary TAX RETURNS of Seller or its AFFILIATES for the taxable periods of the Company ending (or the portion of any taxable period ending) on or prior to the CLOSING DATE, and shall pay any and all TAXES due with respect to the returns referred to in clause (A) or (B) of this Section 9.4(c)(i), including but not limited to any liability due with respect to any Section 338(h)(10) Election made pursuant to Section 8.4(b) hereof. Seller also shall file or shall cause the Company to file all other TAX RETURNS of or which include the Company required to be filed (taking into account any extensions) on or prior to the CLOSING DATE and shall pay any and all TAXES due with respect to such TAX RETURNS. All TAX RETURNs described in this Section 8.4(c)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof). Seller shall provide the Company with copies of such TAX RETURNS (or, in the case of TAX RETURNS filed for an AFFILIATED Group, the portion of such consolidated TAX RETURNS relating to the Company) after they have been filed.

                  (ii) Following the Closing Purchaser shall be responsible for preparing or causing to be prepared all Federal, Foreign, State and Local Tax Returns required to be filed by the Company on a separate return basis after the Closing Date. Purchaser shall file or cause to be filed all such TAX RETURNs and shall, subject to receiving the payments from Seller referred to in Section 8.4(c)(iii), pay the TAXES shown due thereon; PROVIDED, HOWEVER, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Purchaser Indemnified Parties, Seller or the Company to receive indemnification pursuant to any provision in this Agreement.

                  (iii) Not later than 5 days before the due date for payment of TAXES with respect to any TAX RETURNS which Purchaser has the responsibility to file, Seller shall pay to Purchaser an amount equal to that portion of the TAXES shown on such return for which Seller has an obligation to indemnify Purchaser and its AFFILIATES pursuant to the provisions of
Section 8.4(a).

                  (iv) For federal income tax purposes, the taxable year of the Company shall end as of the close of the CLOSING DATE and, with respect to all other TAXES, Seller and Purchaser will, unless prohibited by applicable law, close the taxable period of the Company as of the close of the CLOSING DATE. Neither Seller nor Purchaser shall take any position inconsistent with the preceding sentence on any TAX RETURN. In any case where applicable law does not permit the Company to close its taxable year on the CLOSING DATE or in any case in which a Tax is assessed with respect to a taxable period which includes the CLOSING DATE (but does not begin or end on that day), then TAXES, if any, attributable to the taxable period of the Company beginning before and ending after the CLOSING DATE shall be allocated
(i) to Seller for the period up to and including the CLOSING DATE, and (ii) to Purchaser for the period subsequent to the CLOSING DATE. Any allocation of income or deductions required to determine any TAXES attributable to any period beginning before and ending after the CLOSING DATE shall be made by means of a closing of the books and records of the Company as of the close of the CLOSING DATE, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the CLOSING DATE and the period after the CLOSING DATE in proportion to the number of days in each such period. Purchaser shall provide Seller with a schedule showing the computation of the allocation at least 30 days prior to the due date for filing a TAX RETURN which includes the CLOSING DATE. Seller shall have the right to review such schedule, and Purchaser and Seller shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any disagreements regarding such determination shall be resolved pursuant to Section 9.4(i). Any amount owing from Seller under this Section 8.4(c)(iv) shall be paid no later than five
(5) days prior to the filing of the underlying TAX RETURN.

                  (d) COOPERATION WITH RESPECT TO TAX RETURNS. Purchaser and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any TAX RETURN, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to TAXES. Purchaser or the Company shall retain in its possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the CLOSING DATE until the relevant statute of limitations has expired. After such time, Purchaser may dispose of such material, provided that prior to such disposition Purchaser shall give Seller a reasonable opportunity to take possession of such materials.

                  (e) TAX AUDITS.

                  (i) Company in any Tax audit or administrative or court proceeding relating to taxable periods of the Company which end on or before the CLOSING DATE and to employ counsel of its choice at its expense; PROVIDED that if the results of such Tax audit or proceeding could reasonably be expected to have a material adverse effect on the assets, business, operations, or financial condition of Purchaser for taxable periods ending after the CLOSING DATE, then there shall be no settlement or closing or other agreement with respect thereto without prior discussion with Purchaser . Purchaser agrees that it will cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any said proceeding.

                  (ii) assessment or otherwise disputes or affects the Tax reporting position of the Company for taxable periods ending on or prior to the CLOSING DATE, Purchaser shall, promptly upon receipt by Purchaser or the Company of written notice thereof, inform Seller thereof. The failure of Purchaser or the Company or their AFFILIATES timely to forward such notification in accordance with the immediately preceding sentence shall not relieve Seller of its obligation to pay such liability for TAXES except and to the extent that the failure timely to forward such notification actually prejudices the ability of Seller to contest such liability for TAXES or increases the amount of such TAXES.

                  (iii) Seller and Purchaser jointly shall represent the interests of the Company in any Tax audit or administrative or court proceeding relating to any taxable period of the Company which includes (but does not begin or end on) the CLOSING DATE. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to Section 8.4(i). Each of the parties shall be bound by the decision rendered pursuant to Section 8.4(i). All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by Seller and Purchaser in the same ratio as the ratio in which, pursuant to the terms of this Agreement, Seller and Purchaser would share the responsibility for payment of the TAXES asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

                  (iv) Purchaser shall have the sole right to represent the interests of the Company in all other Tax audits or administrative or court proceedings.

                  (f) REFUND CLAIMS. Except as otherwise provided in Section 8.4(g), to the extent any determination of Tax liability of the Company, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of TAXES paid attributable to (i) any period which ends on or before the CLOSING DATE, (ii) the Section 338(h)(10) Election or (iii) any period which includes the CLOSING DATE but does not begin or end on that day, any such refund shall belong to Seller, provided that in the case of any Tax refund described in clause (iii) of this Section 8.4(f), the portion of such Tax refund which shall belong to Seller shall be that portion that is attributable to the portion of that period which ends on the CLOSING DATE (determined on the basis of an interim closing of the books as of the CLOSING DATE), and Purchaser shall promptly pay any such refund, and the interest actually received thereon, to Seller upon receipt thereof by Purchaser. Any and all other refunds shall belong to Purchaser. Any payments made under this Section 8.4(f) shall be net of any TAXES payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 8.4(f)).

                  (g) CARRYBACKS. If the Carryback of a tax loss deduction or credit is mutually agreed then Seller shall pay to Purchaser the amount of any Tax benefit (including interest thereon) realized by Seller or any AFFILIATE thereof as a result of the carryback of any Tax loss, deduction or credit of the Company from any taxable period beginning after the CLOSING DATE to a taxable period ending on or before the CLOSING DATE. Seller shall pay such amount to Purchaser within 10 business days after such Tax benefit is realized by Seller or any AFFILIATE of it as a refund or otherwise, provided that Purchaser shall return to Seller the amount, if any, by which the amount of such Tax benefit is thereafter reduced pursuant to a final determination.

                  (h) TRANSFER TAXES. Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless Seller against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller or on Purchaser or its AFFILIATES). Purchaser hereby agrees to file all necessary Documents (including, but not limited to, all TAX RETURNS) with respect to all such amounts in a timely manner.

                  (i) Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Purchaser.

                  (j) The indemnification provided for in this Section 8.4 shall be the sole remedy for any claim in respect of TAXES.

                  (k) Any claim for indemnity under This Section 8.4 may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

                  8.5 TAX TREATMENT OF INDEMNITY PAYMENTS. The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article 8 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 PAYMENT OF SALES, USE OR SIMILAR TAXES. All sales, use, transfer, intangible, recordation, documentary stamp or similar TAXES or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

                  9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.7, 4.11, 4.16, 4.20 and
4.27 which shall survive for periods coterminous with any applicable statutes of limitation) and Sections 6.8, 6.11 which shall survive for a period of 6 years, shall terminate unless, within twenty-four (24) months after the CLOSING DATE, written notice of such claims is given to the Seller or such actions are commenced.

                  9.3 EXPENSES. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

                  9.4 DISPUTE RESOLUTION. In the event a dispute arises under this Agreement which has not been successfully resolved by provisions set forth in this

Agreement, the parties agree to a face-to-face meeting of Senior Executives of each of the Purchaser and Seller to be held within ten (10) business days of a written request by a party for such a meeting. Both the Purchaser and Seller will attempt, in good faith, to resolve the matter. If that effort has failed after a period of five (5) business days, then either party is free to pursue other means of resolution.

                  9.5 SPECIFIC PERFORMANCE. The Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including, without limitation, the Seller's obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  9.6 FURTHER ASSURANCES. The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

                  9.7 SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF
PROCESS.

                  (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.11.

                  9.8 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                  9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  9.10 TABLE OF CONTENTS AND HEADINGS. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

                  9.11 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                  If to any Seller, to:  Richard C. Dubin

                                         Corporate Express Specialty Businesses

                                         7733 Forsyth Boulevard Suite 650

                                         St. Louis, MO 63105

                                         FAX 314-863-6577


                  With a copy to:        Thomas Cullen, General Counsel

                                         Corporate Express

                                         One Environmental Way
                                         Broomfield, CO 80021
                                         FAX 303 664-3908

                  If to Purchaser, to:   President and Chief Executive Officer

                                         United Stationers Supply Co.

                                         2200 E. Golf Road, Des Plaines, IL
                                           60016


                  With a copy to:        Vice President, General Counsel and
                                           Secretary

                                         United Stationers Supply Co.

                                         2200 E. Golf Road, Des Plaines, IL
                                           60016



                  9.12 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

                  9.13 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; PROVIDED, HOWEVER, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any AFFILIATE of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

                  9.14 CERTAIN DEFINITIONS.

                  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.14:

                  "ARBITRATOR" shall have the meaning ascribed to such term in
Section 2.3(d).

                  "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

                  "BUSINESS DAY" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

                  "BUSINESS LOSSES" definition to be provided by Ken Nickel

                  "CLOSING DATE" shall have the meaning ascribed to such term in Section 3.1 hereof.

                  "CLOSING BALANCE SHEET" shall have the meaning ascribed to such term in Section 2.3(a).

                   "CODE" shall mean the Internal Revenue CODE of 1986, as amended.

                  "COMPANY PROPERTY" shall have the meaning ascribed to such term in Section 4.12(a) hereof.

                  "CONTRACTS" shall have the meaning ascribed to such terms in Section 4.05.

                  "EFFECTIVE TIME" shall have the meaning ascribed to such term in Section 1.1 hereof.

                  "ENVIRONMENTAL LAW" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. SECTION 9601 ET SEQ.), the HAZARDOUS MATERIALS Transportation Act (49 U.S.C. App.
SECTION 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C.
SECTION 6901 ET SEQ.), the Clean Water Act (33 U.S.C. SECTION 1251 ET SEQ.), the Clean Air Act (42 U.S.C. SECTION 7401 ET SEQ.) the Toxic Substances Control Act (15 U.S.C. SECTION 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. SECTION 136 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. SECTION 651 ET SEQ.), and the regulations promulgated pursuant thereto.

                  "INTERIM FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 4.8.

                   "GAAP" means generally accepted United States accounting principles as of the date hereof.

                  "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or ARBITRATOR (public or private).

                  "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated by the United States, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant,"

"pollutant," "toxic waste" or "toxic substance" under any provision of ENVIRONMENTAL LAW;

                   "LAW" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

                  "LEGAL PROCEEDING" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

                  "LIEN" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                  "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, properties, results of operations, , condition (financial or otherwise) of the Company.

                  "MATERIAL ADVERSE EFFECT" means any effect which has resulted in, or is reasonably likely to result in, a MATERIAL ADVERSE CHANGE.

                  "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

                  "OWNED PROPERTIES" shall have the meaning ascribed to such term in Section 4.12.

                  "PERMITS" means any approvals, authorizations, consents, licenses, permits or certificates.

                  "PERMITTED EXCEPTIONS" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory LIENS for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar LIENS arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iv) zoning, entitlement and other land use and environmental regulations by any GOVERNMENTAL BODY, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any COMPANY PROPERTY subject thereto or affected thereby.

                  "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, GOVERNMENTAL BODY or other entity.

                  "PERSONAL PROPERTY LEASE" shall have the meaning ascribed to such term in Section 4.13.

                  "PRIME RATE" means the prime lending rate charged by The Chase Manhattan Bank for demand loans in U.S. dollars to its most creditworthy customers.

                   "PROPERTY LEASE" shall have the meaning ascribed to such term in Section 4.12.

                  "PURCHASE PRICE ADJUSTMENT" shall have the meaning ascribed to such term in Section 2.3(b).

                  "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

                  "REMEDIAL ACTION" means all actions to (x) clean up, remove, treat or in any other way address any HAZARDOUS MATERIAL; (y) prevent the Release of any HAZARDOUS MATERIAL so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

                  "SUBSIDIARY" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

                  "TANGIBLE BOOK VALUE" consists of assets less liabilities excluding intercompany debt DETERMINED IN ACCORDANCE WITH GAAP, EXCEPT AS DESCRIBED ON SCHEDULE 2.3(A).

                  "TAXES" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or
(ii).

                  "TAX RETURN" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any TAXES.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                           PURCHASER


                           By:
                               -------------------------------------------------
                               Name: Randall W. Larrimore
                               Title: President and Chief Executive Officer


                           SELLER:


                           By:
                              --------------------------------------------------
                              Name: Richard C. Dubin
                              Title: Executive Vice President